UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2016 (January 24, 2016)

TYCO INTERNATIONAL PLC

(Exact Name of Registrant as Specified in its Charter)

Ireland	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836

(Commission File Number)

Unit 1202, Building 1000, City Gate

Mahon, Cork, Ireland

(Address of Principal Executive Offices, incl. Zip Code)

353 423-5000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On January 24, 2016, Tyco International plc, an Irish public limited company (“Tyco”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Johnson Controls, Inc., a Wisconsin corporation (“JCI”), and certain other parties named therein, including Jagara Merger Sub LLC, a Wisconsin limited liability company and indirect wholly owned subsidiary of Tyco (“Merger Sub”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into JCI (the “Merger”), with JCI surviving the Merger as an indirect wholly owned subsidiary of Tyco. At the effective time of the Merger, Tyco will change its name to “Johnson Controls plc” and will trade under the ticker symbol “JCI.” We refer to Tyco following such time as the “Combined Company.”

As a result of the Merger, each outstanding share of JCI common stock (the “JCI Shares”), other than shares held by JCI, its subsidiaries, Tyco or Merger Sub, will be converted into the right to receive (subject to proration as described below), at the holder’s election, either: (i) one (1) (the “Exchange Ratio”) ordinary share of the Combined Company (the “Share Consideration”); or (ii) an amount in cash equal to $34.88 (the “Cash Consideration”). Elections will be prorated so that JCI shareholders will receive in the aggregate approximately $3.864 billion of cash in the Merger (the “Aggregate Cash Consideration”). Holders that do not make an election will be treated as having elected to receive the Share Consideration. The Exchange Ratio takes into account the effects of a Tyco share consolidation contemplated by the Merger Agreement whereby, immediately prior to the Merger, every issued and unissued ordinary share of Tyco (each, a “Tyco Share”) will be consolidated into 0.955 of a share of Tyco.

Each outstanding award granted under JCI’s equity-based compensation plans denominated with respect to JCI Shares will be converted into an award of the same type and equivalent value denominated with respect to shares of the Combined Company. Such converted awards generally will be subject to the same terms and conditions as applied to the corresponding awards immediately prior to consummation of the Merger. Each outstanding award granted under Tyco’s equity-based compensation plans denominated with respect to a Tyco Share will be equitably adjusted in connection with the Tyco share consolidation.

The completion of the Merger is subject to certain closing conditions, including, among others, (i) the approval and adoption of the Merger Agreement by holders of two-thirds of the JCI Shares entitled to vote on such matter, (ii) the approval by the Tyco shareholders, at a special meeting of the Tyco shareholders (the “Tyco Special Meeting”) of (A) the issuance of Tyco shares in connection with the Merger, (B) the Tyco share consolidation and (C) the increase in Tyco’s authorized share capital, in each case, by a majority of the votes cast on these matters at the Tyco Special Meeting, and of certain amendments to Tyco’s articles of association, including a change of its name to “Johnson Controls plc,” by at least 75% of the votes cast on these matters at the Tyco Special Meeting (clause (ii), collectively, the “Tyco Shareholder Approvals”), (iii) the expiration or termination of any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the consent of, or filing with, certain specified antitrust authorities, and certain other customary regulatory approvals, and (iv) Tyco’s obtaining the financing required to close the Merger on the terms set forth in the Merger Agreement.

The Merger Agreement contains representations and warranties that expire at the effective time of the Merger, as well as covenants, including covenants providing for each of the parties and their subsidiaries to conduct their business in all material respects in the ordinary course during the period between the execution of the Merger Agreement and the effective time of the Merger and to use reasonable best efforts to cause the Merger to be consummated. The Merger Agreement also includes covenants requiring each of Tyco and JCI not to solicit, initiate or knowingly encourage any inquiries, proposals or offers relating to alternative business combination transactions or, subject to certain exceptions, engage in any discussions or negotiations with respect thereto or furnish any nonpublic information in furtherance thereof. The Merger Agreement also requires each of Tyco and JCI to call and hold a special meeting of shareholders, and, subject to certain limited exceptions, requires Tyco’s board of directors to recommend the Tyco Shareholder Approvals and JCI’s board of directors to recommend the approval of the Merger Agreement at such meetings. Either party’s board of directors is also permitted to change its recommendation in response to a “superior proposal” or an “intervening event” (as defined with respect to Tyco or JCI, as applicable, in the Merger Agreement).

The Merger Agreement contains specified termination rights, including, among others, the right of either party to terminate the Merger Agreement (i) if the requisite shareholder approvals have not been obtained, (ii) if the board of directors of the other party effects a change of recommendation, (iii) if the closing has not occurred by October 24, 2016, subject to extension to January 24, 2017 in certain circumstances, (iv) in response to certain intervening events (subject to the limitations set forth in the Merger Agreement) or (v) if there is a material breach by the other party of any of its representations, warranties or covenants, subject to certain conditions.

The Merger Agreement provides, among other things, that a fee is payable if the Merger Agreement is terminated in the following circumstances: (i) if a party willfully breaches its non-solicitation obligations or its obligation to call a special meeting of its shareholders and the other party’s board of directors confirms that it does not intend to change its recommendation, the party that willfully breached such obligations must pay, following a termination by the other party of the Merger Agreement, a termination fee of $375 million; (ii) if a party’s board of directors effects a change of recommendation in response to a “superior proposal” or an “intervening event” that is not a change or proposed change in law, and the other party’s board of directors confirms that it does not intend to change its recommendation, the party whose board of directors changed its recommendation must pay, following a termination by the other party of the Merger Agreement, a termination fee of $375 million; (iii) if one party’s board of directors effects a change of recommendation in response to an “intervening event” that is a change or proposed change in law and the other party’s board of directors confirms that it does not intend to change its recommendation, the party whose board of directors changed its recommendation must pay, following a termination by the other party of the Merger Agreement, a termination fee of $500 million; (iv) if a party terminates the agreement in response to an “intervening event” that is a change or proposed change in law and the other party’s board of directors confirms that its board has determined that the transaction continues to be in the interests of the other party’s shareholders, the party that terminates the Merger Agreement must pay a termination fee of $500 million; (v) if a party receives a competing proposal, that party’s shareholders subsequently vote down the transaction, and that party consummates or enters into a definitive agreement providing for a competing proposal within 12 months, such party must pay a termination fee of $375 million; and (vi) if a party’s shareholders vote down the transaction and the other party’s shareholders approve the transaction (and neither party’s board of directors changes its recommendation), the party whose shareholders voted down the transaction must reimburse the other party’s expenses up to a cap equal to $35 million plus, in the case of payment to Tyco, up to $65 million of financing costs.

At the effective time of the Merger, the board of directors of the Combined Company will consist of eleven directors, six of whom will be directors of the JCI board of directors prior to the closing and five of whom will be directors of the Tyco board of directors prior to the closing. The eleven directors of the Combined Company will include the current Chief Executive Officer of JCI, the current Chief Executive Officer of Tyco, and nine other directors to be mutually agreed between JCI and Tyco. One of the six directors from the JCI board of directors prior to the closing shall be elected independent lead director of the board of directors of the Combined Company. As of the effective time of the Merger, Alex A. Molinaroli, JCI’s current Chairman, President, and Chief Executive Officer, will be appointed as Chief Executive Officer of the Combined Company, and George R. Oliver, Tyco’s current Chief Executive Officer, will serve as President and Chief Operating Officer of the Combined Company. Mr. Oliver will succeed Mr. Molinaroli as Chief Executive Officer on the 18-month anniversary of the effective time (or such earlier time that Mr. Molinaroli ceases to be Chief Executive Officer) (the “First Succession Date”). At that time, Mr. Molinaroli will become the Executive Chair, with the executive functions set forth in his employment agreement, and will serve in such role for 12 months. Following such 12-month period (or such earlier time that Mr. Molinaroli ceases to be Chairman) (the “Second Succession Date”), Mr. Oliver will become Chairman and Chief Executive Officer of the Combined Company.

During the period beginning at the effective time and ending on the date that is three months after the Second Succession Date, the appointment, removal or replacement of the Chief Executive Officer, Chairman, Executive Chairman, President or Chief Operating Officer of the Combined Company other than as described in the preceding paragraph would require the affirmative vote of at least 75% of the non-executive directors of the Combined Company.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about JCI, Tyco, Merger Sub or their respective subsidiaries and affiliates and should not be relied on as disclosures about JCI, Tyco, Merger Sub or their respective subsidiaries and affiliates. The Merger Agreement contains covenants, representations and warranties by JCI, on the one hand, and by Tyco and Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in those covenants, representations and warranties are qualified by information in confidential disclosure schedules delivered by each party in connection with the signing of the Merger Agreement. Moreover, certain covenants, representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between JCI, on the one hand, and Tyco and Merger Sub, on the other hand. Accordingly, the covenants, representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about JCI, Tyco, Merger Sub or their respective subsidiaries and affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Tyco’s public disclosures.

Bridge and Term Loan Commitment Letters

Tyco expects to finance the cash consideration for the Merger and fees and expenses related to the transactions with up to $4.0 billion of debt financing. Citigroup Global Markets, Inc. (“CGMI”) is providing committed bridge financing in connection with the Merger.

In connection with the contemplated debt financing, Tyco International Finance S.A. (“TIFSA”), an indirect subsidiary of Tyco, entered into a commitment letter (the “Term Loan Commitment Letter”) with CGMI, dated as of January 24, 2016, pursuant to which CGMI has, subject to the terms and conditions set forth in the Term Loan Commitment Letter, (i) agreed to use commercially reasonable efforts to arrange a syndicate of lenders that will participate in a three-and-a-half year senior unsecured term loan facility (the “Term Facility,” and the provision of such funds as set forth in the Term Loan Commitment Letter, the “Term Financing”) in an aggregate principal amount of up to $4.0 billion and (ii) committed to provide up to $400.0 million of the Term Facility. The Term Facility is available to finance all or a portion of the cash consideration for the Merger and to pay fees and expenses related to the transactions. The borrower under the Term Facility will be Tyco International Holding S.a.r.l. (the “Borrower”), a Luxembourg company and a direct wholly-owned subsidiary of TIFSA.

In connection with the contemplated debt financing, TIFSA also entered into a commitment letter (the “Bridge Commitment Letter”) with CGMI, dated as of January 24, 2016, pursuant to which CGMI has committed to provide to the Borrower, subject to the terms and conditions set forth in the Bridge Commitment Letter, the full amount of a 364-day $4.0 billion senior unsecured bridge loan facility (the “Bridge Facility,” and the provision of such funds as set forth in the Bridge Commitment Letter, the “Bridge Financing”). The Bridge Facility is available to finance all or a portion of the cash consideration for the Merger and to pay fees and expenses related to the transactions to the extent that the Term Facility is not available to finance such amounts.

The commitments with respect to both the Term Financing and the Bridge Financing are subject to certain customary closing conditions, including, in the case of the Term Financing, the receipt of commitments from other lenders for the remainder of the Term Facility not committed by CGMI, and in the case of both the Term Financing and the Bridge Financing, the consummation of the Merger in accordance with the terms of the Merger Agreement. Both the Term Facility and the Bridge Facility will contain certain representations and warranties, certain affirmative covenants, certain negative covenants, a financial covenant, and events of default, in each case applicable to the Borrower and, where appropriate, its subsidiaries, that are customarily required for similar financings. In addition, the Bridge Financing will be subject to certain customary mandatory commitment reduction and prepayment events triggered by receipt of proceeds of debt and equity issuances and material asset sales, subject to customary exceptions, and the commitments for the Bridge Financing will be automatically reduced by the amount of commitments for the Term Facility, once the Borrower enters into definitive agreements for such term financing.

The foregoing description of the Term Loan Commitment Letter and Bridge Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Term Loan Commitment Letter and Bridge Commitment Letter, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and the terms of which are incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with George Oliver

In connection with the Merger Agreement, Tyco entered into an employment agreement, dated as of January 24, 2016, with Mr. Oliver, which will become effective subject to, and contingent upon, the completion of the Merger (the “Oliver Employment Agreement”). The terms of the Oliver Employment Agreement generally are comparable to the Amended and Restated Change of Control Executive Employment Agreement entered into with JCI’s current Chairman, President, and Chief Executive Officer in connection with the Merger Agreement, other than the definitions of “cause” and “good reason,” which are as set forth in the Oliver Employment Agreement.

The Oliver Employment Agreement covers an initial employment period of 33 months following the completion of the merger (the “Transition Period”), and a two-year employment period following any subsequent change of control.

Mr. Oliver will serve as the President and Chief Operating Officer of the Combined Company until the First Succession Date. Following the First Succession Date, Mr. Oliver will serve as chief executive officer of the Combined Company, and beginning on the Second Succession Date, Mr. Oliver will be appointed chairman of the board of directors of the Combined Company. During the Transition Period, Mr. Oliver will be entitled to a base salary of $1,250,000 per year, and have a target annual bonus opportunity of 135% of his then-current base salary.

Under the Oliver Employment Agreement, if Mr. Oliver is terminated by the Combined Company without cause, Mr. Oliver resigns for good reason, or Mr. Oliver’s employment ceases due to his death or disability, he (or his beneficiary) will be entitled to: (1) a lump sum severance payment equal to three times the sum of Mr. Oliver’s annual base salary and a bonus amount calculated using the greater of his target bonus for the year of termination or his annual bonus for the most recently completed fiscal year, (2) payment of a prorated portion of the bonus amount for the year of termination; (3) a cash payment equal to the lump sum value of the additional benefits Mr. Oliver would have accrued through the second anniversary of the merger under certain pension plans, assuming Mr. Oliver is fully vested in such benefits at the time of termination; and (4) continued medical and welfare benefits for a two-year period following Mr. Oliver’s date of termination (in the case of a termination without “cause” or with “good reason”).

Additionally, if the Combined Company terminates Mr. Oliver other than for cause or Mr. Oliver terminates his employment for good reason during the Transition Period, all equity awards granted prior to the merger will vest, and all stock options granted to him prior to the completion of the merger will remain exercisable until the earlier of three years following Mr. Oliver’s date of termination and the date of expiration of the applicable stock option award.

Following the Transition Period, and at any time other than the two-year period following a subsequent change of control, upon the termination of his employment, Mr. Oliver would be entitled to cash severance not lower than the cash severance amount he would have received upon a termination of his employment with Tyco prior to entering into the Oliver Employment Agreement.

The foregoing description of the Oliver Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Oliver Employment Agreement, a copy of which is attached hereto as Exhibit 10.3 and the terms of which are incorporated herein by reference.

*        *        *

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction between Johnson Controls, Inc. (“Johnson Controls”) and Tyco International plc (“Tyco”), Tyco will file with the U.S. Securities and Exchange Commission (the “SEC”) a

registration statement on Form S-4 that will include a joint proxy statement of Johnson Controls and Tyco that also constitutes a prospectus of Tyco (the “Joint Proxy Statement/Prospectus”). Johnson Controls and Tyco plan to mail to their respective shareholders the definitive Joint Proxy Statement/Prospectus in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF JOHNSON CONTROLS AND TYCO ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT JOHNSON CONTROLS, TYCO, THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Johnson Controls and Tyco through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC by Johnson Controls by contacting Johnson Controls Shareholder Services at Shareholder.Services@jci.com or by calling (800) 524-6220 and will be able to obtain free copies of the documents filed with the SEC by Tyco by contacting Tyco Investor Relations at Investorrelations@Tyco.com or by calling (609) 720-4333.

PARTICIPANTS IN THE SOLICITATION

Johnson Controls, Tyco and certain of their respective directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of Johnson Controls and Tyco in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Joint Proxy Statement/Prospectus when it is filed with the SEC. Information regarding Johnson Controls’ directors and executive officers is contained in Johnson Controls’ proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on December 14, 2015. Information regarding Tyco’s directors and executive officers is contained in Tyco’s proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on January 15, 2016.

Statement Required by the Irish Takeover Rules

The directors of Tyco accept responsibility for the information contained in this communication. To the best of their knowledge and belief (having taken all reasonable care to ensure such is the case), the information contained in this communication is in accordance with the facts and does not omit anything likely to affect the import of such information.

Lazard Freres & Co. LLC, which is a registered broker dealer with the SEC, is acting for Tyco and no one else in connection with the proposed transaction and will not be responsible to anyone other than Tyco for providing the protections afforded to clients of Lazard Freres & Co. LLC, or for giving advice in connection with the proposed transaction or any matter referred to herein.

Centerview Partners LLC is a broker dealer registered with the United States Securities and Exchange Commission and is acting as financial advisor to JCI and no one else in connection with the proposed transaction. In connection with the proposed transaction, Centerview Partners LLC, its affiliates and related entities and its and their respective partners, directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than JCI for providing the protections afforded to their clients or for giving advice in connection with the proposed transaction or any other matter referred to in this announcement.

Barclays Capital Inc. is a broker dealer registered with the United States Securities and Exchange Commission and is acting as financial advisor to JCI and no one else in connection with the proposed transaction. In connection with the proposed transaction, Barclays Capital Inc., its affiliates and related entities and its and their respective partners, directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than JCI for providing the protections afforded to their clients or for giving advice in connection with the proposed transaction or any other matter referred to in this announcement.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

This communication is not intended to be and is not a prospectus for the purposes of Part 23 of the Companies Act 2014 of Ireland (the “2014 Act”), Prospectus (Directive 2003/71/EC) Regulations 2005 (S.I. No. 324 of 2005) of Ireland (as amended from time to time) or the Prospectus Rules issued by the Central Bank of Ireland pursuant to section 1363 of the 2014 Act, and the Central Bank of Ireland (“CBI”) has not approved this communication.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of January 24, 2016, by and among Johnson Controls, Inc., Tyco International plc, and certain other parties named therein, including Jagara Merger Sub LLC.*

10.1	$4.0 Billion Senior Unsecured Term Loan Facility Commitment Letter, dated as of January 24, 2016, by and between Tyco International Finance S.A. and Citigroup Global Markets Inc.

10.2	$4.0 Billion Senior Unsecured Bridge Facility Commitment Letter, dated as of January 24, 2016, by and between Tyco International Finance S.A. and Citigroup Global Markets Inc.

10.3	Amended and Restated Executive Employment Agreement, dated as of January 24, 2016, by and between Tyco International plc and George Oliver.

*  Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL PLC
(Registrant)

Date: January 27, 2016	By:	/s/ Judith A. Reinsdorf

	Name:	Judith A. Reinsdorf
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 24, 2016, by and among Johnson Controls, Inc., Tyco International plc, and certain other parties named therein, including Jagara Merger Sub LLC.*

10.1	$4.0 Billion Senior Unsecured Term Loan Facility Commitment Letter, dated as of January 24, 2016, by and between Tyco International Finance S.A. and Citigroup Global Markets Inc.

10.2	$4.0 Billion Senior Unsecured Bridge Facility Commitment Letter, dated as of January 24, 2016, by and between Tyco International Finance S.A. and Citigroup Global Markets Inc.

10.3	Amended and Restated Executive Employment Agreement, dated as of January 24, 2016, by and between Tyco International plc and George Oliver.

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.